For Immediate Release

Contact:
Bruce P. Rounds, CFO
Telephone: (920) 748-1634

ALLIANCE LAUNDRY SYSTEMS AND ALLIANCE LAUNDRY CORPORATION
ANNOUNCE RECEIPT OF REQUISITE CONSENTS WITH RESPECT
TO THEIR SENIOR SUBORDINATED NOTES

RIPON, WI (January 19, 2005) — Alliance Laundry Systems LLC (the “Company”) and Alliance Laundry Corporation (“ALC”) today announced the receipt of the requisite consents pursuant to the previously announced tender offer and consent solicitation for their 9 5/8% Senior Subordinated Notes due 2008 (the “Notes”) to enable the execution of the supplemental indenture. As of 5:00 p.m., New York City time, on January 18, 2005 (such date and time, the “Consent Date”), approximately 95% of the $110,000,000 outstanding principal amount of the Notes have been tendered (and not validly withdrawn) and consents have been delivered (and not validly revoked) by holders of Notes. The tender offer will expire at 5:00 p.m., New York time, on February 2, 2005 unless earlier terminated or extended (such date and time, as the same may be extended, the “Expiration Date”).

The total consideration to be paid for Notes validly tendered (and not validly withdrawn) on or prior to the Consent Date, and accepted for payment, will be equal to $1,034.58 for each $1,000 aggregate principal amount of Notes, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. Holders who tender their Notes after the Consent Date and on or before the Expiration Date will receive only the purchase price, which is $1,004.58 per $1,000 principal amount of the Notes. In addition, holders who tender Notes will receive accrued and unpaid interest with respect to such Notes up to, but not including, the applicable payment date.

The offer to purchase is conditioned upon, among other things, the closing of the sale (the “Acquisition”) of Alliance Laundry Holdings LLC (“Holdings”), parent of the Company, to an entity established by Teachers’ Private Capital, the private equity arm of the Ontario Teachers’ Pension Plan Board, pursuant to that certain Unit Purchase Agreement dated as of December 7, 2004, as well as the receipt of the tender and consent of at least a majority in aggregate principal amount of the Notes outstanding. The Company and ALC reserve the right to waive any of the conditions to the offer to purchase.

Notes tendered and consents delivered before the Consent Date may not be withdrawn or revoked, respectively, after the Consent Date. Notes tendered and consents delivered after the Consent Date may not be withdrawn.

Lehman Brothers Inc. is acting as the exclusive dealer manager for the tender offer and the solicitation agent for the solicitation of consents. The tender offer and solicitation of consents are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated January 4, 2005, which more fully sets forth the terms of the offer to purchase and solicitation of consents.

Questions regarding the offer to purchase and solicitation of consents may be directed to Lehman Brothers Inc., the exclusive dealer manager and solicitation agent, at (212) 528-7581 (collect) or (800) 438-3242 (toll free). Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from Georgeson Shareholder, the tender and information agent, at (212) 440-9800 (collect) or (800) 248-6753 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes. The offer to buy the Notes is only being made pursuant to the Offer to Purchase and Consent Solicitation Statement. The tender offer and solicitation of consents are not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer and solicitation of consents are required to be made by a licensed broker or dealer, they shall be deemed to be made by Lehman Brothers on behalf of the Company and ALC. The tender offer and solicitation of consents are made solely by the Offer to Purchase and Consent Solicitation Statement.

# # #

About Alliance Laundry Systems LLC and Alliance Laundry Corporation

Alliance Laundry Systems LLC, headquartered in Ripon, Wisconsin, is a leading North American manufacturer of commercial laundry products and provider of services for laundromats, multi-housing laundries, on-premise laundries and drycleaners. The Company holds the number one market share position in North America in each of its three end-customer groups. The Company offers a full line of washers and dryers for light commercial use as well as large frontloading washers, heavy duty tumbler dryers, and presses and finishing equipment for heavy commercial use. The Company’s products are sold under the well-known brand names Speed Queen®, UniMac®, Huebsch® and Ajax®. The Company reaches laundromat and on-premise laundry end-customers through a network of over 200 North American distributors and over 100 international distributors, serving over 90 countries. The Company also serves multi-housing end-customers through a network of over 80 route operators. Alliance Laundry Corporation is a wholly-owned subsidiary of the Company that was incorporated for the sole purpose of serving as co-issuer of the Notes in order to facilitate the offering of the Notes. ALC does not have any business operations or assets and does not have any revenues.

Forward Looking Statements

     Statements contained herein that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used herein, forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Alliance Holdings or Alliance Laundry to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in Alliance Holdings’ and Alliance Laundry’s filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.